Exhibit 99.1

NEWS RELEASE

Contact:
Alliance Data	Epsilon
Julie Prozeller-Analysts/Investors	Jessica Simon – Media
FTI Consulting	212.457.7135
212-850-5721	jsimon@epsilon.com
alliancedata@fticonsulting.com

Shelley Whiddon – Media
214.494.3811
Shelley.whiddon@alliancedata.com

THE CONTAINER STORE™ SIGNS NEW AGREEMENT WITH ALLIANCE DATA’S EPSILON FOR DATA AND DATABASE MARKETING SERVICES

DALLAS (April 10, 2012) – The Container Store, the nation’s original and leading retailer of storage and organization products, has enlisted Epsilon, a subsidiary of Alliance Data Systems Corporation (NYSE: ADS) and a leading provider of loyalty and marketing solutions derived from transaction-rich data, for comprehensive data and database marketing services designed to fuel their marketing efforts to acquire and retain customers and increase sales.

The Container Store has 54 locations across the country as well as a comprehensive e-commerce site and catalog business. The retailer offers more than 10,000 solutions designed to save space and time, coupling its one-of-a-kind product collection with a high level of expert customer service.

Under the terms of the new multiyear agreement, Epsilon will host and manage The Container Store’s marketing database supporting the company's communications with its customers through permission-based email, direct mail and social media channels. In addition, Epsilon will provide strategic consulting and advanced analytics to create customer segmentation models based on specific criteria and behaviors to better identify and target customers with useful information and offers.

“As we continue to expand, it’s increasingly important to nurture our existing customer relationships, develop new loyal customers and improve the quality of these interactions. Partnering with Epsilon will help us create more valuable relationships, target customers and prospects effectively and drive repeat visits and purchases. These initiatives will also enable us to speak to our customers in the way that they want to be spoken to,” said Lucy Witte, Vice President of Direct Marketing and Media at The Container Store. “Epsilon brings extensive experience in managing complex consumer databases, leveraging significant amounts of data and applying critical analytics for sophisticated campaigns."

“The Container Store is a leading multichannel retailer with strong brand recognition and a highly successful business model. We are extremely excited to work with them to support their marketing efforts and help drive results,” said Bryan Kennedy, CEO of Epsilon. “Data is truly the foundation of any successful marketing strategy. By working with Epsilon, The Container Store will now have a strong hosted database environment, as well as a full picture of their customers and prospects to shape their marketing strategies.”

About Epsilon
Epsilon is the industry’s leading marketing services firm, with a broad array of data-driven, multichannel marketing solutions that leverage consumer insight to help brands deepen their relationships with customers. Services include strategic consulting, acquisition and customer database technologies, loyalty management, proprietary data, predictive modeling and a full range of direct and digital agency services, including creative, interactive web design, email deployment, search engine optimization and direct mail production. In addition, Epsilon is the world's largest permission-based email marketer. Epsilon is an Alliance Data company. For more information, visit www.epsilon.com or call 1.800.309.0505.

About Alliance Data
Alliance Data® (NYSE:ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies. Headquartered in Dallas, Alliance Data employs approximately 8,500 associates at more than 50 locations worldwide.

Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

About The Container Store
Visit containerstore.com for more information about store locations, the product collection and services offered.  The Container Store’s employee-first culture has landed the retailer on FORTUNE magazine’s annual list of the “100 Best Companies to Work For” for the past 13 years.  Sales for fiscal year 2012 are expected to exceed $700 million.  The Container Store is privately held.

Alliance Data’s Safe Harbor Statement/Forward-Looking Statements
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company's Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company's most recent Form 10-K.

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